CVR Energy Reports Third Quarter Profit Increase
On Strong Refining, Nitrogen Fertilizer Operating Levels
SUGAR LAND, Texas (Nov. 6, 2008) – CVR Energy, Inc. (NYSE:CVI) today reported third quarter 2008 net income of $99.7 million, or $1.16 per fully diluted share, on net sales of $1,580.9 million. For the nine months of 2008, net income was $152.9 million, or $1.77 per fully diluted share, on net sales of $4,316.4 million.
In 2007 the comparable results were third quarter net income of $11.2 million, or $0.13 per pro forma, fully diluted share, on net sales of $586.0 million, and a net loss for the nine months in 2007 of $43.1 million, or a loss of $0.50 per pro forma, fully diluted share, on net sales of $1,819.9 million.
Net sales during the third quarter of 2008 benefited from higher sales prices and volume, while the results in the third quarter of 2007 were directly impacted by the down time due to the flood occurring in 2007 in Coffeyville, Kan.
Net income adjusted for unrealized gain or loss from cash flow swap (as defined in footnote 1 of the tables attached) was $40.2 million for the third quarter of 2008 and $111.4 million for the nine months ended Sept. 30, 2008. These results compare to an adjusted net loss of $43.0 million for the third quarter of 2007 and adjusted net income of $16.0 million for the nine months ended Sept. 30, 2007.
“CVR Energy’s positive third-quarter performance is directly related to higher operating levels at both our refinery and the nitrogen fertilizer facility,” said Jack Lipinski, chairman, president and chief executive officer. “At Coffeyville Resources Nitrogen Fertilizers, that performance allowed us to take advantage of attractive prices for ammonia and Urea Ammonium Nitrate (UAN) fertilizers during the third quarter, while a record performance at the refinery allowed us to post reasonable profits despite highly volatile crude oil prices and fluctuating crack spreads.
“Our recently completed capital program has increased both throughput and complexity at the refinery, enabling the facility to remain profitable during periods of volatile margins. We also look forward to the significant decrease in volumes under the cash flow swap beginning mid-year 2009.

“The refinery set an all-time facility production record in the third quarter of 2008 with a total throughput of crude oil and other feedstocks of 126,433 barrels per day, while the nitrogen fertilizer business produced 211,772 tons of ammonia and UAN available for sale during a period of rising prices.”
Operating income was $72.0 million in the third quarter of 2008 compared to $31.6 million in the same period of 2007 and was $282.3 million for the first nine months of 2008 compared to $155.4 million for the first nine months of 2007.
Results for the third quarter 2008 were unfavorably impacted by our use of accounting under first-in/first-out (FIFO) in the amount of $59.3 million, but were bolstered by a $98.9 million unrealized gain associated with the cash flow swap. Also affecting our third quarter 2008 results was a realized loss of $33.8 million under our cash flow swap. Third quarter 2008 operating results benefited by a reversal of non-cash share-based compensation expense of $25.8 million on a pre-tax basis that resulted from a decrease in the company’s common stock share price. Of this share-based compensation benefit, $22.1 million was recorded as selling general and administrative (SG&A) expense resulting in a negative $7.8 million SG&A expense presented in the Statement of Operations. The third quarter of 2007 included a favorable FIFO impact of $22.6 million, an unrealized gain associated with the cash flow swap of $90.2 million, a realized loss associated with the cash flow swap of $45.4 million, and non-cash share-based compensation expense of $4.5 million, of which $4.1 million was recorded as SG&A expense.
Additionally, period-to-period results for 2008 compared with 2007 were impacted by down time due to the flood in 2007 resulting in reduced revenues as well as $32.2 million of pre-tax flood related expenses, net of insurance recoveries, being recorded in the third quarter of 2007 as compared to $0.8 million recovery of expenses being recorded for the third quarter of 2008.
The company’s effective tax rate for the three and nine months ended Sept. 30, 2008, was 28.9 percent and 25.1 percent, respectively, as compared to the company’s combined federal and state expected statutory tax rate of approximately 39.9 percent. The effective tax rate is lower than the expected combined statutory rate for each period due to federal income tax credits available to small business refiners related to the production of ultra low sulfur diesel fuel and Kansas state incentives generated under the High Performance Incentive Program (HPIP). On an interim basis, income taxes are calculated based upon an estimated annual effective tax rate for the annual period. This estimated annual effective tax rate changes primarily due to changes in projected annual pre-tax income (loss) as estimated at each interim period and due to the significant federal and state income tax credits projected to be generated as discussed.
Petroleum Business
The petroleum segment reported operating income for the third quarter of 2008 of $20.2 million on net sales of $1,510.3 million, compared to operating income for the same period in 2007 of $19.4 million on net sales of $545.9 million. For the first nine months of 2008, the petroleum business reported operating income of $185.7 million on net sales of $4,137.9 million, compared to operating income of $122.3 million during the first nine months of 2007 on net sales of $1,707.3 million. Operating income for the third quarter of 2008 was unfavorably impacted by our use of accounting under FIFO in the amount of $59.3 million discussed above as compared to a favorable FIFO impact of $22.6 million recorded in the third quarter of 2007. The 2008 third quarter FIFO impact was unfavorable as a result of decreases in crude oil prices during the third quarter of 2008. Operations for the third quarter of 2008 benefited from a reversal of non-cash share-based compensation expense totaling $7.1 million compared to share-based compensation expense in the third quarter of 2007 of $0.5 million.
Throughput of crude oil and other feedstocks for the third quarter of 2008 was 126,433 barrels per day compared to 55,900 barrels per day during the same period in 2007. Gross profit per crude oil throughput barrel was $1.98 in the third quarter of 2008 compared to $6.42 for the same period in 2007, and $6.88 for the nine months ended Sept. 30, 2008, compared to $8.88 in the first nine months of 2007. Gross profit per crude oil throughput barrel for the three months ended Sept. 30, 2008 was unfavorably impacted by the FIFO loss previously discussed.
Direct operating expenses (exclusive of depreciation and amortization) decreased from $6.11 per crude oil throughput barrel in the third quarter of 2007 to $3.52 per crude oil throughput barrel in the third quarter of 2008. This decrease was primarily associated with the down time resulting from the flood in 2007 which reduced production levels at the refinery.
Nitrogen Fertilizer Business
The nitrogen fertilizer business reported operating income for the third quarter of 2008 of $46.5 million on net sales of $74.2 million, compared to operating income of $13.8 million on net sales of $40.8 million during the same period in 2007. For the first nine months of 2008, the nitrogen fertilizer business reported operating income of $95.6 million on net sales of $195.6 million, compared to operating income of $34.9 million on net sales of $115.1 million during the first nine months of 2007.
The nitrogen fertilizer operations continued to benefit from higher nitrogen fertilizer selling prices resulting from strong U.S. market demand for these products. For the third quarter of 2008, average plant gate sale prices for ammonia and urea ammonium nitrate (UAN) were $685 per ton and $324 per ton, respectively, compared to $363 per ton and $234 per ton for the same period in 2007.
# # #
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our SEC filings, including Exhibit 99.1 of our Quarterly Report on Form 10-Q for the period ended June 30, 2008. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high-value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com

CVR Energy, Inc.
The following tables summarize the financial data and key operating statistics for CVR Energy and our two operating segments for the three and nine months ended Sept. 30, 2008 and 2007. Select balance sheet data is as of Sept. 30, 2008, and December 31, 2007. The summary financial data for our two operating segments does not include certain SG&A expenses and depreciation and amortization related to our corporate offices.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007†	2008	2007†
	(in millions, except as otherwise indicated)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated Statement of Operations Data:
Net sales	$1,580.9	$586.0	$4,316.4	$1,819.9

Cost of product sold*	1,440.3	453.2	3,764.0	1,326.6
Direct operating expenses*	56.6	44.5	179.5	218.8
Selling, general and administrative expenses*	(7.8)	14.0	20.5	42.1
Net costs associated with flood	(0.8)	32.2	8.8	34.3
Depreciation and amortization	20.6	10.5	61.3	42.7

Operating income	$72.0	$31.6	$282.3	$155.4
Other income, net	0.7	0.2	2.5	1.0
Interest expense and other financing costs	(9.3)	(18.3)	(30.1)	(46.0)
Gain (loss) on derivatives, net	76.7	40.5	(50.5)	(251.9)

Income (loss) before income taxes and minority interest in (income) loss of subsidiaries	140.1	54.0	204.2	$(141.5)
Income tax (expense) benefit	(40.4)	(42.7)	(51.3)	98.2
Minority interest in (income) loss of subsidiaries	—	(0.1)	—	0.2

Net income (loss)	$99.7	$11.2	$152.9	$(43.1)

* Amounts shown are exclusive of depreciation and amortization.

Net earnings per share
Basic	$1.16		$1.77
Diluted	$1.16		$1.77
Weighted average share
Basic	86,141,291		86,141,291
Diluted	86,158,791		86,158,791
Pro forma Information
Net income (loss) per share:
Basic		$0.13		$(0.50)
Diluted		$0.13		$(0.50)
Weighted average share
Basic		86,141,291		86,141,291
Diluted		86,158,791		86,141,291

†	Periods restated due to errors in the calculation of the cost of crude oil purchased by the Company and associated financial transactions. Restatement impacted cost of product sold, income tax benefit (expense), net income (loss), income tax receivable, deferred income taxes, and accounts payable. The restatement did not have any impact on cash flows or the Company’s covenant compliance under its debt facilities or its cash position as of September 30, 2007. See the Company’s 2007 amended Annual Report on Form 10-K/A for further information.

	As of September 30,	As of December 31,
	2008	2007
	(in millions, except as otherwise indicated)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$59.9	$30.5
Working capital	73.6	10.7
Total assets	1,925.5	1,868.4
Total debt, including current portion	500.6	500.8
Minority interest in subsidiaries	10.6	10.6
Stockholders’ equity	569.9	432.7

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007†	2008	2007†
	(in millions, except as otherwise indicated)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Other Financial Data:
Depreciation and amortization	$20.6	$10.5	$61.3	$42.7
Net Income (loss) adjusted for unrealized gain or loss from Cash Flow Swap (1)	40.2	(43.0)	111.4	16.0

Cash flows provided by operating activities	81.5	5.0	104.8	165.7
Cash flows (used in) investing activities	(17.8)	(25.6)	(67.4)	(239.7)
Cash flows provided by (used in) financing activities	(24.4)	24.9	(8.0)	59.4
Capital expenditures for property, plant and equipment	17.8	25.6	67.4	239.7
Reconciliation of net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap to net income (loss) (1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007†	2008	2007†
	(in millions, except as otherwise indicated)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap	$40.2	$(43.0)	$111.4	$16.0
Plus:
Unrealized (loss) from Cash Flow Swap, net of taxes	59.5	54.2	41.5	(59.1)

Net income (loss)	$99.7	$11.2	$152.9	$(43.1)

†	Periods restated due to errors in the calculation of the cost of crude oil purchased by the Company and associated financial transactions. Restatement impacted cost of product sold, income tax benefit (expense), net income (loss), income tax receivable, deferred income taxes, and accounts payable. The restatement did not have any impact on cash flows or the Company’s covenant compliance under its debt facilities or its cash position as of September 30, 2007. See the Company’s 2007 amended Annual Report on Form 10-K/A for further information.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007†	2008	2007†
	(in millions, except as otherwise indicated)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Petroleum Business:
Net Sales	$1,510.3	$545.9	$4,137.9	$1,707.3
Cost of product sold*	1,437.7	450.2	3,758.4	1,319.2
Direct operating expenses*	37.1	29.5	120.1	170.7
Net costs associated with flood	(1.0)	28.6	7.9	30.6
Depreciation and amortization	15.6	6.6	46.8	29.7

Gross profit	$20.9	$31.0	$204.7	$157.1
Plus direct operating expenses	37.1	29.5	120.1	170.7
Plus net costs associated with flood	(1.0)	28.6	7.9	30.6
Plus depreciation and amortization	15.6	6.6	46.8	29.7

Refining margin (2)	$72.6	$95.7	$379.5	$388.1
FIFO (gain) loss	59.3	(22.6)	(25.9)	(36.9)

Refining margin adjusted for FIFO impact (3)	$131.9	$73.1	$353.6	$351.2
Operating income	$20.2	$19.4	$185.7	$122.3

*	Amounts shown are exclusive of depreciation and amortization

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007†	2008	2007†
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Petroleum Operating Statistics:
Per barrel profit, margin and expense of crude oil throughput:
Refining margin (2)	$6.88	$19.81	$12.75	$21.93
FIFO impact	5.62	(4.67)	(0.87)	(2.09)
Refining margin adjusted for FIFO impact (3)	12.50	15.14	11.88	19.84
Gross profit	1.98	6.42	6.88	8.88
Direct operating expenses	3.52	6.11	4.04	9.64
Per gallon sales price:
Gasoline	3.06	2.28	2.87	2.14
Distillate	3.45	2.35	3.33	2.12

†	Periods restated due to errors in the calculation of the cost of crude oil purchased by the Company and associated financial transactions. Restatement impacted cost of product sold, income tax benefit (expense), net income (loss), income tax receivable, deferred income taxes, and accounts payable. The restatement did not have any impact on cash flows or the Company’s covenant compliance under its debt facilities or its cash position as of September 30, 2007. See the Company’s 2007 amended Annual Report on Form 10-K/A for further information.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2008		2007		2008		2007
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
	Barrels		Barrels		Barrels		Barrels
	Per Day	%	Per Day	%	Per Day	%	Per Day	%
Volumetric Data
Production:
Total gasoline	59,864	45.3%	25,971	44.4%	57,195	45.5%	29,949	41.9%
Total distillate	51,744	39.1%	23,448	40.2%	49,509	39.3%	29,511	41.3%
Total other	20,602	15.6%	8,963	15.4%	19,107	15.2%	11,994	16.8%

Total all production	132,210	100.0%	58,382	100.0	125,811	100.0%	71,454	100.0%

Crude oil throughput	114,678	90.7%	52,497	93.9%	108,611	90.5%	64,829	94.7%
All other inputs	11,755	9.3%	3,403	6.1%	11,453	9.5%	3,643	5.3%

Total feedstocks	126,433	100.0%	55,900	100.0%	120,064	100.0%	68,472	100.0%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Market Indicators:
West Texas Intermediate (WTI) crude oil	$118.22	$75.15	$113.52	$66.19
NYMEX 2-1-1 Crack Spread	13.33	12.12	14.09	15.45
Crude Oil Differentials:
WTI less WTS (sour)	2.31	5.16	3.84	4.63
WTI less WCS (heavy sour)	18.69	25.80	20.58	19.54
WTI less Dated Brent (foreign)	3.13	0.40	2.41	(0.93)
PADD II Group 3 Basis:
Gasoline	2.62	8.78	(0.81)	4.68
Heating Oil	4.68	10.14	4.17	9.77
PADD II Group 3 Crack:
Gasoline	8.52	20.57	6.47	22.48
Heating Oil	25.43	22.58	25.07	22.86

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in millions except as otherwise indicated)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Nitrogen Fertilizer Business:

Net sales	$74.2	$40.8	$195.6	$115.1
Cost of product sold*	6.2	3.7	21.9	9.9
Direct operating expenses*	19.4	14.9	59.4	48.1
Net cost associated with flood	—	1.9	—	2.0
Depreciation and amortization	4.5	3.6	13.4	12.4
Operating Income	46.5	13.8	95.6	34.9

*	Amounts shown are exclusive of depreciation and amortization

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Nitrogen Fertilizer Operating Statistics

Production (thousand tons):
Ammonia	110.3	75.9	273.5	244.9
UAN	172.8	128.0	462.0	432.6

Total	283.1	203.9	735.5	677.5

Sales (thousand tons):
Ammonia	21.9	24.7	65.2	58.8
UAN	165.4	120.6	462.0	414.2

Total	187.3	145.3	527.2	473.0

Product pricing (plant gate) (dollars per ton) (4):
Ammonia	$685	$363	$568	$358
UAN	324	234	296	203

On-stream factor (5):
Gasification	98.5%	81.3%	91.1%	87.4%
Ammonia	97.8%	80.4%	89.6%	84.6%
UAN	94.8%	71.8%	86.4%	78.5%

(1)	Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap results from adjusting for the derivative transaction that was executed in conjunction with the acquisition of Coffeyville Group Holdings, LLC by Coffeyville Acquisition LLC on June 24, 2005. On June 16, 2005, Coffeyville Acquisition LLC entered into the Cash Flow Swap with J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc., and a related party of ours. The Cash Flow Swap was subsequently assigned from Coffeyville Acquisition LLC to Coffeyville Resources, LLC on June 24, 2005. The derivative took the form of three NYMEX swap agreements whereby if crack spreads fall below the fixed level, J. Aron agreed to pay the difference to us, and if crack spreads rise above the fixed level, we agreed to pay the difference to J. Aron. Assuming crude oil capacity of 115,000 bpd, the Cash Flow Swap represents approximately 57% and 14% of crude oil capacity for the periods October 1, 2008, through June 30, 2009., and July 1, 2009 through June 30, 2010, respectively. Under the terms of our Credit Facility and upon meeting specific requirements related to our leverage ratio and our credit ratings, we may reduce the Cash Flow Swap to 35,000 bpd, or approximately 30% of executed crude oil capacity, for the period from April 1, 2008 through December 31, 2008 and terminate the Cash Flow Swap in 2009 and 2010.

We have determined that the Cash Flow Swap does not qualify as a hedge for hedge accounting purposes under current GAAP. As a result, our periodic statements of operations reflect in each period material amounts of unrealized gains and losses based on the increases or decreases in market value of the unsettled position under the swap agreements which is accounted for as a liability on our balance sheet. As the crack spreads increase we are required to record an increase in this liability account with a corresponding expense entry to be made to our statement of operations. Conversely, as crack spreads decline we are required to record a decrease in the swap related liability and post a corresponding income entry to our statement of operations. Because of this inverse relationship between the economic outlook for our underlying business (as represented by crack spread levels) and the income impact of the unrecognized gains and losses, and given the significant periodic fluctuations in the amounts of unrealized gains and losses, management utilizes Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap as a key indicator of our business performance. In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, management and our board of directors consider our U.S. GAAP net income results as well as Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap. We believe that Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap enhances the understanding of our results of operations by highlighting income attributable to our ongoing operating performance exclusive of charges and income resulting from mark to market adjustments that are not necessarily indicative of the performance of our underlying business and our industry. The adjustment has been made for the unrealized gain or loss from Cash Flow Swap net of its related tax benefit.

Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is not a recognized term under GAAP and should not be substituted for net income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance or liquidity in evaluating our business. Because Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap excludes mark to market adjustments, the measure does not reflect the fair market value of our Cash Flow Swap in our net income. As a result, the measure does not include potential cash payments that may be required to be made on the Cash Flow Swap in the future. Also, our presentation of this non-GAAP measure may not be comparable to similarly titled measures of other companies.

(2)	Refining margin is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our statement of operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period.

(3)	Refining margin adjusted for FIFO impact is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) adjusted for FIFO inventory gains or losses. Under our FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods, thereby resulting in FIFO inventory gains when crude oil prices increase and FIFO inventory losses when crude oil prices decrease. Refining margin adjusted for FIFO impact is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Our calculation of refining margin adjusted for FIFO impact may differ from calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

(4)	Plant gate sales per ton represents net sales less freight and hydrogen revenue divided by sales tons. Plant gate pricing per ton is shown in order to provide industry comparability.

(5)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period.